Exhibit 23.2

B. Riley Financial, Inc.

Woodland Hills, California

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of B. Riley Financial, Inc. of our reports dated March 13, 2017, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of FBR & Co. appearing in the Annual Report on Form 10-K for the year ended December 31, 2016 of FBR & Co.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

McLean, Virginia
March 20, 2018